EXHIBIT 10.36
SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by John J. Lennon (hereinafter referred to as “Employee”) and Pyramid Breweries Inc., its affiliates, officers, directors and managers (hereinafter referred to as “Pyramid”).
RECITALS
     A. Employee has been employed by Pyramid in the position of President and Chief Executive Officer, and Employee’s employment at Pyramid will terminate effective June 30, 2006 (the “Termination Date”).
     B. Employee and Pyramid are parties to that certain Employment Agreement dated as of July 15, 2004 (the “Employment Agreement”). This Agreement is entered into pursuant to Section 12(a)(i) of the Employment Agreement.
     C. Each of the undersigned parties to this Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source. Employee has had a reasonable time in which to consider whether he wished to sign this Agreement.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:
     1. EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES
     Employee’s employment with Pyramid will end effective as of June 30, 2006. Effective that date, he has no further employment duties to Pyramid other than those duties which survive his separation from employment under the confidentiality, unfair competition and nonraiding of employees provisions in Paragraphs 13 and 15 of the Employment Agreement.
     2. CONSIDERATION
     In exchange for the promises contained in Paragraph 3 below, Pyramid will provide Employee with the payments and benefits provided under the Employment Agreement:
     (a) Employee’s salary (less customary withholdings for taxes and health benefits), car allowance, and medical, dental and eye coverage (“health benefits”) through July 14, 2006 (pursuant to Section 12(a)(ii) of the Employment Agreement;
     (b) One year’s salary ($260,000), less customary withholdings for taxes and health benefits, for the period from July 15, 2006 through July 15, 2007 (pursuant to Section 12(a)(i) of the Employment Agreement);

     (c) 35,000 shares of Pyramid’s common stock (pursuant to Section 5(c)(i) and (ii) of the Employment Agreement); and
     (d) Continuation, at Pyramid’s cost, of Pyramid’s health benefits, including medical, dental and eye care, to Employee and his qualifying family members through July 15, 2007, with continuing COBRA eligibility thereafter.
     In addition, Pyramid acknowledges and agrees that the forfeiture restrictions contemplated in Section 5(c) of the Employment Agreement shall not apply to the 35,000 shares referred to in Section 2(c) above and shall lapse with respect to the 70,000 shares of Pyramid common stock that were granted to Employee under Section 5(c) of the Employment Agreement as of January 1, 2006 (the “2006 Shares”). Pyramid agrees to promptly issue, or cause to be issued, the shares referred to in Section 2(c) above and to reissue, or cause to be reissued, the 2006 Shares without the legends relating to forfeiture restrictions that were contained on the certificates evidencing such shares.
     In addition to the compensation referred to above, Employee shall be entitled to (i) payment for Employee’s earned but unused vacation through July 14, 2006, less customary tax and other withholdings, and (ii) Employee’s 2005 bonus pursuant to the Officer Incentive Compensation Plan (“2005 OICP”) in the amount of $87,164, less customary tax and other withholdings.
     As contemplated in the Company’s 2006 Officer Incentive Compensation Plan (“2006 OICP”), if the performance goals under the 2006 OICP relating to the incentive compensation of the CEO (“CEO Bonus”) are actually achieved for 2006, Employee shall be entitled to one-half of the CEO Bonus, payable at the same time as bonuses to other management employees are made under the 2006 OICP. Pyramid shall not amend the 2006 OICP in a manner which adversely affects the Employee without the Employee’s prior written consent.
     Employee shall be entitled to retain the Pyramid laptop computer and cell phone previously used by Employee in the course of his employment, along with continued rights to use the cell telephone number, with Employee bearing all related expenses after July 14, 2006. Employee understands and acknowledges that all information and data of any nature whatsoever belonging to Pyramid or relating to its business shall be removed from the laptop and cell phone and Employee shall cooperate with Pyramid to ensure that such removal is effected.
     Employee and Pyramid agree that the consideration set forth above is the consideration offered for this release in Paragraph 12 the Employment Agreement, and is not required by Pyramid’s policies or procedures or by any other preexisting contractual obligation of Pyramid or by any statute, regulation or ordinance, and is offered by Pyramid solely as consideration for this Agreement.
     3. GENERAL RELEASE OF CLAIMS
     Except for claims arising from the provisions of this Agreement, Employee expressly waives any claims against Pyramid (including, for purposes of this Paragraph 3, all affiliates,

subsidiaries, officers, directors, managers, employees, agents, assigns and representatives) and releases Pyramid (including its affiliates, subsidiaries, officers, directors, managers, employees, agents, assigns and representatives) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Employee’s employment with Pyramid or the ending of that relationship. Except as expressly set forth in this Agreement, this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on Pyramid’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, or any other legal limitation on or regulation of the employment relationship. The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement. Employee hereby acknowledges and agrees that his knowing and voluntary waiver and release of his rights and claims in exchange for consideration (something of value) that is in addition to anything of value to which he is already entitled.
     In exchange for the foregoing release by Employee, Pyramid hereby releases and forever discharges Employee and his marital community from and against any and all claims, demands or causes of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with Employee’s relationship with Pyramid whether based in tort, contract, or any federal, state or local law, statute or regulation, arising through the date of this Agreement; provided, however, that the foregoing shall not release Employee from any obligations assumed or reaffirmed under this Agreement or for any willful misconduct or fraud of Employee.
     The parties represent and warrant that each is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that such party has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.
     4. NO ADMISSION OF WRONGDOING
     This Agreement shall not be construed as an admission by either party of any wrongful act, unlawful discrimination, or breach of contract, and each party specifically disclaims any liability to or discrimination against Pyramid, Employee or any other person.

     5. CONFIDENTIALITY OF SEPARATION AGREEMENT/NONDISPARAGEMENT
     The parties agree that they will keep the terms of this Agreement (including, but not limited to, the payments pursuant to Paragraph 2) completely confidential, and that neither party will disclose any information concerning this Agreement or its terms to anyone other than Employee’s spouse or domestic partner, the parties’ respective legal counsel, tax advisors, accountants and/or financial advisors, who will be informed of and bound by this confidentiality clause, within Pyramid’s senior management and except as required by court order or by applicable law (including federal securities laws and regulations). In the event either party is requested, by court order or any other legal process, to provide information covered by this confidentiality obligation, that party agrees to immediately notify the other party of any such request.
     The parties agree that neither party shall make disparaging remarks with regard to the other party.
      6. REAFFIRMATION OF CONFIDENTIALITY, UNFAIR COMPETITION AND NONRAIDING OF EMPLOYEES AGREEMENTS
     Employee expressly reaffirms and incorporates herein as part of this Agreement the post-employment provisions of the confidentiality, unfair competition and nonraiding of employees provisions in Paragraphs 13 and 15 of the Employment Agreement, a copy of which was given to Employee, and which provisions shall remain in full effect.
     7. SEVERABILITY
     The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.
     8. ENTIRE AGREEMENT
     This Agreement, and the Employment Agreement that is incorporated herein by reference, sets forth the entire understanding between Employee and Pyramid and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Pyramid and the employment relationship. Each party acknowledges that in executing this Agreement, such party does not rely upon any representation or statement by the other party or its or his representatives concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.
     9. GOVERNING LAW
     This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the State of Washington.
     10. KNOWING AND VOLUNTARY AGREEMENT
     Employee agrees that Employee has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Employee might have against Pyramid, except for specifically reserved rights and claims, as provided herein. Employee agrees that Employee has been advised to consult with an attorney prior to executing the Agreement, and that Employee has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Employee agrees that he has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date. Employee may revoke this Agreement for a period of seven (7) days following the execution of this Agreement; this Agreement shall become effective following expiration of this seven (7) day period.
     11. RESIGNATION FROM PYRAMID BOARD; INDEMNIFICATION
     Employee hereby resigns from the Board of Directors of Pyramid, effective as of June 30, 2006. Nothing herein shall affect any right to defense or indemnification or advancement of expenses to which Employee is entitled to in connection with his role as an employee, agent, director or officer of Pyramid, whether pursuant to the Washington Business Corporation Act, Pyramid’s articles of incorporation or bylaws, or contract, including his Employment Agreement or any policy of insurance.
     12. COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement, binding on all the parties, notwithstanding that all the parties have not signed the same counterpart.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Pyramid Breweries, Inc.		EMPLOYEE

By:	/s/ George Hancock	/s/ John J. Lennon
John J. Lennon
Its:	Chairman

Dated: July 3, 2006		Dated: July 3, 2006